EXHIBIT NO. 99.(j) 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 43 to Registration Statement No. 2-60491 on Form N-1A of our report dated March 18, 2009, relating to the financial statements and financial highlights of MFS High Income Fund and MFS High Yield Opportunities Fund, appearing in the Annual Report on Form N-CSR of MFS Series Trust III for the year ended January 31, 2009, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Boston, Massachusetts

May 27, 2009